Exhibit 10.2

ICO, Inc. Fiscal Year 2007 Incentive Plan Matrix- Chief Financial Officer

Pay-out as a percentage of Base Salary *
Measurement	Weighting	0%	32%	64%
Corporate Expenses
[redacted/specific operation performance]
ICO, Inc. Consolidated ROE
Subjective/Qualitative Factors

ICO, Inc.
FY 2007 Incentive Plan Matrix - CFO
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions

*    “Corporate Expenses”: Defined as Corporate general and administrative expenses, excluding stock option expenses and excluding business unit expenses paid for by Corporate and included in Corporate expenses. These expenses include but are not limited to: banking fees formerly paid by ICO Polymers North America and Bayshore, fees related to global tax planning, expenses for two employees transferred from Europe, Executive Leadership Team conference fees, and consulting and legal fees to establish restricted stock/deferred compensation plans.

*    “ROE”: Net income from continuing operations, excluding effect of preferred stock buy back, minus preferred dividends (whether paid or accrued towards preferred stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of the preferred stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the year-end balance (i.e. the previous year end balance plus the four quarter-end balances of fiscal year 2007).

Computational Note

*    For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 32% or 64% pay-out) times the weighting and multiplied by the CFO’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the result achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Explanatory Notes

*    At the option of the CFO, subject to the approval of the Compensation Committee, and subject to shareholder approval of amendments to the 1998 employee stock option plan to permit restricted stock grants, the CFO may be awarded up to 25% of the incentive compensation award in the form of restricted stock with a vesting schedule approved by the Compensation Committee.

*    Mr. Biro agrees that this Plan constitutes his “Annual Incentive Bonus” calculation (as defined in and in accordance with his employment agreement with the Company) for the Company’s fiscal year 2007, and that his employment agreement is effectively amended to reflect this.